EXHIBIT 10.2

                                    AGREEMENT
                                    ---------

                  THIS AGREEMENT, effective as of October 4, 2001, is executed by and between SPENCER J. VOLK ("Volk"), and CELSION CORPORATION, a Delaware corporation (the "Company").

                              PRELIMINARY STATEMENT
                              ---------------------

                  1. Volk has served as President, Chief Executive Officer, and a Director, of the Company, pursuant to an Amended and Restated Executive Employment Agreement with the Company dated effective as of January 1, 2000 (the "Employment Agreement").

                  2. Volk desires to retire, and consequently resign from his positions as President, Chief Executive Officer, and as a Director, of the Company, and the Company desires to accept such retirement and consequent resignation from said positions, in accordance with the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                  1. RECITALS. The foregoing recitals are hereby incorporated by reference and made a part of this Agreement.

                  2. SALARY. In lieu of all amounts payable as salary or cash bonus pursuant to the Employment Agreement, the Company agrees to pay Volk an annual salary in the amount of Two Hundred Fifty Two Thousand Dollars ($252,000) through December 31, 2002, less such amounts as are required to be withheld pursuant to applicable law, payable in equal monthly or semi-monthly installments pursuant to the Company's standard payroll policies applicable to its senior executives.

                  3. STOCK OPTIONS.
                     --------------

                     3.1 Option Grant and Vesting. In lieu of all grants of stock options set forth in the Employment Agreement (including all option grants previously made to Volk pursuant to the Employment Agreement) the Company hereby grants to Volk, non-qualified stock options which in the aggregate entitle Volk to acquire One Million Eight Hundred Fifty Thousand (1,850,000) fully paid and non-assessable shares of common stock of the Company, par value $0.01 per share, all of which shall automatically vest as of the date of this Agreement. Any stock options previously granted to Volk pursuant to the Employment Agreement, whether vested or unvested, shall be null and void and superceded by the options granted pursuant to this Agreement.

                     3.2 Exercise.
                         ---------

                         (i) General. Volk may exercise the stock options at any
time prior to 5:00 p.m. on October 4, 2006 (the "Expiration Date") upon written notice to the Company at its principal office at 10220-1 Old Columbia Road, Columbia, Maryland 21046-1705, Attention: Augustine Y. Cheung, after which time all unexercised options shall expire and be of no further legal force or effect. The notice shall be executed and delivered with the Purchase Form attached hereto as Exhibit A duly completed and signed and, except as provided in Section 3.2(ii) below, shall be accompanied by payment in cash or cashier's check of the aggregate purchase price for the number of shares which Volk is acquiring pursuant to the provisions hereof.

                         (ii) Cashless Exercise. If the common stock of the
Company is, at the time of exercise of a stock option, registered under Section 12(b) or 12(g) of the Securities and Exchange Act of 1934, Volk may pay the exercise price, in whole or in part, by delivery of a properly executed Purchase Form, together with (a) irrevocable instructions to a brokerage firm designated by the Company at the request of Volk to deliver promptly to the Company the amount of proceeds necessary to pay the aggregate purchase price or portion thereof and any withholding tax obligations that may arise in connection with the exercise, (b) payment in cash or cashier's check of that portion of the aggregate purchase price, in any, not covered by the instructions to the brokerage firm and (c) instruction to the Company to deliver directly to the designated brokerage firm the certificates for the purchased shares the proceeds of which are designated to pay the purchase price.

                     3.3 Exercise Price. The exercise price for each stock option to acquire one share of common stock shall be as follows:

               # of Stock Options                  Exercise Price
               ------------------                  --------------
                    400,000                            $  .75
                    250,000                            $ 1.22
                    300,000                            $ 1.00
                    100,000                            $ 1.22
                    100,000                            $ 1.22
                    700,000                            $ 1.17
                  ---------
                  1,850,000

                     3.4 Sale of Shares; Potential Registration.
                         ---------------------------------------

                         (i) Restrictions on Transfer. Shares received upon
exercise of the stock options may not be sold or offered for sale in the absence of effective registration under federal and applicable state securities laws, or an opinion of counsel satisfactory to the Company that such registration is not required. Shares received upon exercise of the stock options may be sold by Volk in transactions permitted by the provisions of Rule 144 of the Securities Act of 1933.

                         (ii) Possible Registration. The Company will consider
registering all or any portion of the shares of common stock underlying the options for resale pursuant to the Act at the request of Volk. However, the parties acknowledge and agree that the Company is not, and shall not be, under any legal obligation to effect such a registration at any time or at all.

                     3.5 Anti-Dilution Provisions.
                         -------------------------

                         (i) Adjustment of Number of Incentive Shares.
Notwithstanding anything in this Section 3.5 to the contrary, in case the Company shall at any time issue common stock by way of dividend or other distribution on any stock of the Company or subdivide or combine the outstanding shares of common stock, the exercise price of the stock options granted hereunder shall be proportionately decreased in the case of such issuance (on the day following the date fixed for determining shareholders entitled to receive such dividend or other distribution) or decreased in the case of such subdivision or increased in the case of such combination (on the date that such subdivision or combination shall become effective).

                         (ii) No Adjustment for Small Amounts. Anything in this
Section 3.5 to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the exercise price of the stock options unless and until the net effect of one or more adjustments, determined as above provided, shall have required a change of the exercise price by at least one cent, but when the cumulative net effect of more than one adjustment so determined shall be to change the actual exercise price by at least one cent, such change in the exercise price shall thereupon be given effect.

                     3.6 Adjustments in the Event of a Recapitalization or Similar Transaction. In the event of a reclassification, recapitalization, stock split, reverse stock split, stock dividend or combination of shares, or other similar event, the number and class of shares issuable to Volk upon exercise of the option to acquire common stock shall be adjusted proportionately to reflect such event.

                  4. FRINGE BENEFITS.
                     ----------------

                     4.1 Automobile Allowance. The Company shall continue to provide Volk with the use of an automobile (or at Volk's option, a cash allowance in the amount of $450.00 per month in lieu thereof) through December 31, 2002, along with fuel, fluids and maintenance, upon such terms and conditions as are approved by the Company.

                     4.2 Disability Insurance. Through December 31, 2002, the Company shall continue to reimburse Volk for the expense of maintaining the disability insurance policy currently in effect.

                     4.3 Participation in Employee Benefit Programs. Subject to Volk's meeting the respective eligibility requirements of each plan, until December 31, 2002 Volk shall be entitled to participate in, and be covered by, each pension, life insurance, accident insurance, health insurance and hospitalization plan of the Company, as the case may be, made available to its senior executives generally from and after the date hereof.

                  5. NON-COMPETITION AND NON-SOLICITATION.
                  ----------------------------------------

                     5.1 Non-Competition. During such time as this Agreement shall be in effect and for a one-year period following December 31, 2002, Volk shall not do anything in any way inconsistent with his duties to, or adverse to the interests of, the Company, nor shall Volk, directly or indirectly, himself or by or through a family member or otherwise, alone or as a member of a partnership or joint venture, or as a principal, officer, director, consultant, employee or stockholder of any other entity, compete with the Company or be engaged in or connected with any other business competitive with that of the Company or any of its affiliates, except that Volk may own, as a passive investment, not more than five percent (5%) of the total voting power of any company with a class of securities registered pursuant to the Securities Exchange Act of 1934 that may engage in such a business competitive with that of the Company or any of its affiliates.

                     5.2 Confidentiality. In view of the fact that Volk has been brought into close contact with all or substantially all of the confidential affairs of the Company and its affiliates, information with respect to which is not readily available to the public, Volk agrees during the term of this Agreement and thereafter:

                     (a) to keep secret and retain in the strictest confidence
             all non-public information about (i) research and development, test results, suppliers, venture or strategic partners, licenses and patents or patent applications, planned or existing products, know-how, financial condition and other financial affairs (such as costs, pricing, profits and plans for future development, methods of operation and marketing concepts) of the Company and its affiliates; (ii) the employment policies and plans of the Company and its affiliates; and (iii) any other proprietary information relating to the Company and its affiliates, their operations, businesses, financial condition and financial affairs (collectively, the "Confidential Information") and, for such time as the Company or any of its affiliates is operating, Volk shall not disclose the Confidential Information to anyone not then an officer, director or authorized employee or agent of the Company or its affiliates, either during or after the term of this Agreement, except with the Company's express written consent or except to the extent that such Confidential Information can be shown to have been in the public domain through no fault, recklessness or negligence of Volk; and

                     (b) to deliver to the Company at any time(s) the Company
             may so request, all memoranda, notes, records, reports and other documents relating to the Company or its affiliates, or their respective businesses, financial affairs or operations and all property associated therewith, which he may then possess or have under his control.

                     5.3 Non-Solicitation of Employees. Volk shall not at any time during the three-year period following December 31, 2002, (i) employ any individual who was employed by the Company or any of its affiliates at any time commencing January 1, 2001 through and including December 31, 2005, or (ii) in any way cause, influence or participate in the employment of any such individual by anyone else in any business that is competitive with any of the businesses engaged in by the Company or any of its affiliates.

                     5.4 Non-Solicitation of Customers. Volk shall not at any time during the three-year period following December 31, 2002, directly or indirectly, either (i) persuade or attempt to persuade any customer or client of the Company or of any of its affiliates to cease doing business with the Company or with any affiliate, or to reduce the amount of business it does with the Company or with any of its affiliates, or (ii) solicit for himself or any person other than the Company or any of its affiliates, the business of any individual or business which was a customer or client of the Company or any of its affiliates at any time during the eighteen month period immediately preceding December 31, 2002.

                     5.5 Remedies. Volk acknowledges that his agreement to the limitations set forth in this Section 5 is an essential inducement to the Company to enter into this Agreement, and that the Company would not have entered into this Agreement but for such agreement. Volk further acknowledges that his services are unique and that any breach or threatened breach by Volk of any of the foregoing provisions of this Section 5 cannot be remedied solely by damages. In the event of a breach or a threatened breach by Volk of any of the provisions of this Section 5, the Company shall be entitled to injunctive relief restraining Volk and any business, firm, partnership, individual, corporation or other entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Volk hereunder.

                     5.6 Enforceability. Notwithstanding the provisions of
Section 11.2 hereof, if any of the provisions of, or promises contained in, this
Section 5 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalid portions or the unenforceability in such other jurisdiction. If any provisions contained in this Section 5 are held to be unenforceable in any jurisdiction because of the duration or scope thereof, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or scope (if such provision, in its reduced form, shall be enforceable); provided, however, that the determination of such court shall not affect the enforceability, duration or scope of this Section 5 in any other jurisdiction.

                  6. MUTUAL RELEASE. The parties shall execute a Mutual Release in the form attached hereto as Exhibit B simultaneously with the execution of this Agreement.

                  7. EMPLOYMENT AGREEMENT OF NO FURTHER FORCE OR EFFECT. This Agreement supercedes all prior agreements between the parties including all provisions of the Employment Agreement, which is terminated in its entirety and is of no further legal force or effect effective as of the date of this Agreement.

                  8. POSSIBLE CONSULTING ARRANGEMENT. The Company agrees to consider retaining Volk as a consultant after December 31, 2002, if the parties can reach mutually agreeable terms for any such arrangement at that time, provided however, that any such future engagement of Volk by the Company shall be in the sole and absolute discretion of the Board of Directors of the Company.

                  9. NOTICES.
                     --------

                     All notices and communications hereunder shall be in writing and delivered by hand or sent by registered or certified mail, postage and registration or certification fees prepaid, return receipt requested, or by overnight delivery such as Federal Express, and shall be deemed given when hand delivered or three (3) business days after the date when mailed, or upon one (1) business day after delivery to an agent for overnight delivery, if sent in such manner, as follows:

                  If to the Company:   Celsion Corporation
                                       10220-1 Old Columbia Road,
                                       Columbia, Maryland 21046-1705
                                       Attention: Augustine Y. Cheung, President

                  With a copy to:      Venable, Baetjer and Howard, LLP
                                       Mercantile Bank and Trust Building
                                       2 Hopkins Plaza, Suite 1800
                                       Attn: Greg Cross

                  If to Volk:          Spencer J. Volk

                                       ----------------------------

                                       ----------------------------

                                       ----------------------------

The foregoing addresses may be changed by either party from time to time by notice given in the manner set forth in this Section 9.

                  10. JURISDICTION. Any suit involving any dispute or matter arising under this Agreement may only be brought in any United States federal district court located in the State of Maryland or in any state court located in Howard County, Maryland. Each of the parties hereto consents to the venue and the exercise of personal jurisdiction by such court with respect to all such proceedings.

                  11. MISCELLANEOUS.
                      --------------

                      11.1 Entire Agreement; Amendment; Waiver. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and the provisions hereof may not be altered, amended, waived, terminated or discharged in any way whatsoever except by subsequent written agreement executed by the party charged therewith. This Agreement supersedes all prior employment agreements, understandings and arrangements between Volk and the Company pertaining to the terms of the employment of Volk. A waiver by either of the parties of any of the terms or conditions of this Agreement, or of any breach hereof, shall not be deemed a waiver of such terms or conditions for the future or of any other term or condition hereof, or of any subsequent breach hereof.

                      11.2 Severability. Subject to the provisions of Section
5.6 as they affect the provisions of Section 5 hereof, the provisions of this Agreement are severable, and if any provision of this Agreement is invalid, void, inoperative or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any circumstance, it shall nevertheless remain applicable to all other circumstances.

                      11.3 Governing Law. This Agreement shall be construed and interpreted under the laws of the State of Maryland applicable to contracts executed and to be performed entirely therein.

                      11.4 Headings. The captions and section headings in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement.

                      11.5 Binding Nature. This Agreement shall be binding upon and inure to the benefit of Volk and his personal representatives, executors and administrators and to the successors or assigns of the Company.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

WITNESS/ATTEST:                     CELSION CORPORATION


                                    By: /s/ Augustine Y. Cheung (SEAL)
--------------------------------        -----------------------
                                        Augustine Y. Cheung, President


                                       /s/ SPENCER J. VOLK (SEAL)
---------------------------------      -------------------
                                       Spencer Volk

                                    EXHIBIT A
                                    ---------

                              OPTION EXERCISE FORM
                              --------------------

Celsion Corporation
10220-1 Old Columbia Road
Columbia, MD 21046-1705

Gentlemen:

         1. Exercise of Stock Option. I hereby exercise the [Insert Type] ______________Stock Option (the "Stock Option") granted to me on
____________________, 2001, by Celsion Corporation (the "Corporation"), subject to all the terms and provisions thereof and of the Celsion Corporation 2001 Stock Option Plan (the "Plan"), and notify you of my desire to purchase ____________ shares (the "Shares") of Common Stock of the Corporation at a price of $___________ per share pursuant to the exercise of said Stock Option.

         2. Information about the Corporation. I am aware of the Corporation's business affairs and financial condition and have acquired sufficient information about the Corporation to reach an informed and knowledgeable decision to acquire the Shares.

         3. Tax Consequences. I am not relying upon the Corporation for any tax advice in connection with this option exercise, but rather am relying on my own personal tax advisors in connection with the exercise of the Stock Option and any subsequent disposition of the Shares.

         4. Tax Withholding. I understand that, in the case of a nonqualified stock option, I must submit upon demand from the Corporation an amount in cash or cash equivalents sufficient to satisfy any federal, state or local tax withholding applicable to this Stock Option exercise, in addition to the purchase price enclosed, or make such other arrangements for such tax withholding that are satisfactory to the Corporation, in its sole discretion, in order for this exercise to be effective.

         5. Unregistered Shares. The following shall apply in the event the Shares purchased herein are not registered under the Securities Act of 1933, as amended:

                  (a) I am acquiring the Shares for my own account for investment with no present intention of dividing my interest with others or of reselling or otherwise disposing of any of the Shares.

                  (b) The Shares are being issued without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemption provided by Section 3(b) of the Act for employee benefit plans, contained in Rule 701 promulgated thereunder, or in lieu thereof upon the private offering exemption contained in Section 4(2) of the Act, and such reliance is based in part on the above representation.

                  (c) Since the Shares have not been registered under the Act, they must be held indefinitely until an exemption from the registration requirements of the Act is available or they are subsequently registered, in which event the representation in Paragraph (a) hereof shall terminate. As a condition to any transfer of the Shares, I understand that the Corporation will require an opinion of counsel satisfactory to the Corporation to the effect that such transfer does not require registration under the Act or any state securities law.

                  (d) The issuer is not obligated to comply with the registration requirements of the Act, with the requirements for an exemption under Regulation A under the Act, or with the public information requirements necessary for reliance on Rule 144 under the Act, for my benefit.

                  (e) The certificates for the shares to be issued to me shall contain appropriate legends to reflect the restrictions on transferability imposed by the Act.

Total Amount Enclosed:  $__________


Date:________________________               ____________________________________
                                            (Optionee)

                                            Received by Celsion Corporation

                                            On:_________________________, 200__

                                            By:_________________________________

                                    EXHIBIT B
                                    ---------

                                 MUTUAL RELEASE
                                 --------------

1. CELSION CORPORATION, a Delaware corporation (the "Corporation"), for and in consideration of the execution by SPENCER J. VOLK ("Volk") of the Agreement executed by and between the parties simultaneously herewith (the "Agreement"), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, for itself and its directors, officers, employees, stockholders, agents, successors, assigns, attorneys and trustees (collectively the "Celsion Releasors"), does hereby irrevocably and unconditionally remise, release, acquit, exonerate and forever discharge Volk, and his heirs, personal representatives, executors, administrators, successors and assigns, of and from any or all actions, causes of action, suits, debts, dues, sums of money, accounts, claims, demands, covenants, contracts, controversies, promises, agreements, damages, attorneys' fees, costs and expenses of suit, obligations, liabilities and judgments, of whatever kind or nature, known or unknown, now existing or which may develop in the future, in law or in equity, which any of the Celsion Releasors ever had against Volk, now has or which any of the Celsion Releasors hereafter can, shall or may have, upon or by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time through the date of this Release, except for those arising under or with respect to the Agreement.

                  2. SPENCER J. VOLK ("Volk") for and in consideration of the execution by the Corporation of the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, for himself and his heirs, personal representatives, executors, administrators, successors and assigns (collectively the "Volk Releasors"), does hereby irrevocably and unconditionally remise, release, acquit, exonerate and forever discharge the Corporation and its directors, officers, employees, stockholders, agents, attorneys and trustees, of and from any or all actions, causes of action, suits, debts, dues, sums of money, accounts, claims, demands, covenants, contracts, controversies, promises, agreements, damages, attorneys' fees, costs and expenses of suit, obligations, liabilities and judgments, of whatever kind or nature, known or unknown, now existing or which may develop in the future, in law or in equity, which any of the Volk Releasors ever had against the Corporation, now has or which any of the Volk Releasors hereafter can, shall or may have, upon or by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time through the date of this Release, except for those arising under or with respect to the Agreement.

                  IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals as of the date and year set forth below.

ATTEST/WITNESS:                     CELSION CORPORATION


                                    By: /s/ Augustine Y. Cheung (SEAL)
------------------------------          -----------------------
                                    Title: President & CEO

                                    October _____, 2001

                                     /s/Spencer J. Volk (SEAL)
------------------------------       ------------------
                                     Spencer J. Volk

                                     October 15, 2001

STATE OF MARYLAND

COUNTY OF BALTIMORE, to wit:

                  I hereby certify that on this _____ day of ___________________, 2001, before me the subscriber, a Notary Public of the State of Maryland, in and for the County aforesaid, personally appeared ______________________, in his capacity as ______________________ of Celsion
Corporation, and he acknowledged that he executed the foregoing Release for the purposes therein contained.

                  IN WITNESS WHEREOF, I hereto set my hand and official seal.

                                           ------------------------------------
                                           Notary Public

                                           My Commission Expires: ______________

STATE OF MARYLAND

COUNTY OF MONTGOMERY, to wit:

                  I hereby certify that on this 15th day of October, 2001, before me the subscriber, a Notary Public of the State of Maryland, in and for Montgomery County, personally appeared Spencer J. Volk, and he acknowledged that he executed the foregoing Release for the purposes therein contained.

                  IN WITNESS WHEREOF, I hereto set my hand and official seal.

                                           /s/ Maureen Conahan Diaz
                                           ---------------------------
                                           Notary Public

                                           My Commission Expires: July 6, 2004